UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 20, 2006

Date of Earliest Event Reported: September 14, 2006

Optical Molecular Imaging, Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-17264-NY	11-2856146
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8797 Beverly Boulevard, Suite 310 Los Angeles, California	90048
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 789-1213

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements, which reflect the views of our management with respect to future events and financial performance. These forward-looking statements are subject to a number of uncertainties and other factors that could cause actual results to differ materially from such statements. Forward-looking statements are identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “projects,” “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors.” The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On September 15, 2006 Optical Molecular Imaging, Inc. (“OMI”) entered into a binding Memorandum of Agreement, dated as of September 15, 2006 with Cedars-Sinai Medical Center to acquire an exclusive, worldwide license for a cancer vaccine therapy that OMI will be developing. The parties have agreed to use their best efforts to prepare and enter into a definitive license agreement within 60 days from September 15, 2006. Dr. John Yu, who was an inventor of the technology and is an employee of Cedars-Sinai, will join OMI as its Chief Scientific Officer and a member of OMI’s board of directors following approval by Cedars-Sinai of his serving in those capacities.

Terms of Cancer Vaccine Technology Acquisition

Cedars-Sinai has agreed to be issued by OMI a number of shares of OMI common stock equal to 8.5% of OMI’s outstanding shares at the time of closing the licensing agreement transaction as an upfront licensing fee. OMI will pay no cash license fee to Cedars-Sinai, but has agreed to pay approximately $62,000 to Cedars-Sinai in reimbursement of certain patent preparation and filing costs incurred by Cedars-Sinai.

OMI has agreed to pay to Cedars-Sinai a specified percentage of all sub-licensing income and of OMI’s gross revenues from sales of products produced from the licensed technology, subject to a reduction if OMI must make any payments to any third party whose proprietary rights would be infringed by the sale of the products. OMI and Cedars-Sinai will agree upon certain performance milestones in developing and commercializing the cancer vaccine technology that OMI must meet in order to maintain its rights to that technology.

Concurrently with the closing of the licensing transaction, Dr. Yu will become Chief Scientific Officer of OMI on a part-time basis for an initial one-year term. Dr. Yu will not be paid for his services as Chief Scientific Officer. In consideration for Dr. Yu’s relinquishment to Cedars-Sinai of his royalty interest in the cancer vaccine technology to facilitate this transaction, OMI will issue to Dr. Yu a number of shares of OMI’s common stock equal to 34% of OMI’s outstanding shares (including shares issuable upon the exercise of certain options and warrants) at the time of closing.

OMI has previously retained Technomedics Management & Systems, Inc. (“Technomedics”), an affiliate of Dr. Manfred Mosk, as a consultant to assist OMI in connection with OMI’s identification of the cancer vaccine technology and its acquisition of that technology, and OMI will pay Technomedics a total of $80,000 for such services following the closing.

With the sale of OMI’s Spectral Molecular Imaging, Inc. subsidiary to Dr. Daniel Farkas on September 11, 2006, the terms of which were reported in a Form 8-K, dated September 15, 2006, that OMI filed with the Securities and Exchange Commission, the development of the cancer vaccine technology will be the primary current business focus of OMI.

Description of Cancer Vaccine Technology to be Acquired

OMI is a development stage company that will be focused on discovering, developing and commercializing biological products that can enhance the patient’s immune system responses to treat various forms of cancer. Immunotherapy is an emerging field that may hold great promise for the treatment of patients with cancer.

At this stage, OMI’s strategy is to concentrate on the development of cell-based vaccine products that could significantly bolster the body’s natural tendency to defend itself against malignant brain tumors. The high rate of mortality of patients diagnosed with brain cancers and in particular with glioblastoma multiforme (the most lethal and devastating form) is driving the scientific community to discover and develop improved treatments that could increase the survival time and enhance the quality of life of patients. Of the more than 100,000 cases of primary brain tumors that are diagnosed each year in the United States and other developed countries, there currently is no satisfactory treatment, and the two-year survival rates are only in the range of 26%. Neither surgery, radiation nor anti-cancer drugs, the standard treatment modalities, have shown any prospect of meaningful extension of patients’ lives. OMI and many others in the medical research community believe that immunotherapy has the potential, in the not too distant future, to become an integral part of mainstream medical practice in the treatment of patients with brain tumors.

Dr. John Yu, Director of Surgical Neurooncology at the Maxine Dunitz Neurosurgical Institute at Cedars-Sinai, has previously completed Phase 1 and Phase 2 clinical trials using dendritic cells (human derived cells responsible for antigen processing and presentation to the immune system) loaded with tumor lysates derived from the patient’s cancer to generate an immune response against intracranial tumors. The result of these studies preliminarily demonstrated the safety of dendritic cell vaccination as well as biological efficacy in generating highly specific anti-tumor T cell responses that destroy tumor cells. Based upon some additional pre-clinical research, Dr. Yu and his team have developed what they believe to be the next generation of dendritic cell-based therapeutic vaccines. These consist of five specific tumor antigens which, when loaded onto the dendritic cells, target only these specific proteins on the patient’s tumor cells. This new vaccine formulation is in the process of receiving an IND from the FDA to enable the enrollment of patients at Cedars-Sinai in a Phase 1 clinical trial that OMI is targeting to commence during the first quarter of 2007.

Dr. Yu has included in the new vaccine formulation TRP2, a tumor associated protein. Dr. Yu characterized TRP2, which is expressed in glioblastoma cells, as a unique target molecule for tumor lysate vaccination that is a highly immunogenic tumor antigen and is also associated with chemotherapy resistance. He has demonstrated an important mechanism whereby targeting TRP2 with dendritic cells could make brain tumors more susceptible to chemotherapeutic agents. Dr Yu further demonstrated the important role of TRP2 in the important synergy between chemotherapy and immunotherapy. It is known that multidrug resistance is a serious problem for patients associated with chemotherapy for cancers. Dr. Yu has received two separate IND’s from the FDA to study dendritic cell vaccination along with temozolomide (Temodar), the most utilized anti-brain cancer drug, and separately with gliadel biodegradable wafer-based intracranial chemotherapy.

OMI’s lead product that is targeted to go into a Phase I trial in early 2007 will consist of five peptides (epitopes) loaded onto dendritic cells designed to activate anti-cancer T cells to reach and kill tumor cells. This trial will also evaluate the potential of also increasing tumor chemosensitivity. OMI will be seeking the assistance of outside expert providers to manufacture the company’s biological product candidate in compliance with cGMP regulations and make available enough clinical grade material for the clinical development. This unique product candidate for intradermal therapeutic vaccination is scheduled to be used with chemotherapy concomitantly or subsequent to conventional therapy in patients with newly diagnosed glioblastoma. The primary objective of the study will be to evaluate safety, feasibility and dose limiting toxicity and to determine whether the magnitude of T cell generation can positively correlate with patient progression free and overall survival time. The study will be designed to determine whether there is a high benefit to risk ratio in using this therapy for this devastating disease. This customized/personalized therapeutic approach can potentially be applicable to all types of cancers.

Development Of Additional Technology

Dr. Yu’s laboratory at Cedars-Sinai Medical Center (staffed with a team of 8 full-time Ph.D. level professionals led by Dr. Yu) was instrumental in identifying the cancer stem cells in glioblastoma. The characterization of cancer stem cells from glioblastoma has provided an opportunity to study the etiology of this dreaded disease and to be engaged in the development of product candidates that would be able to target the cancer stem cells which are believed to be responsible for the initiation and maintenance of glioblastoma. The advantage of this technology is the lack of the need of having to identify first the tumor antigens that may be specific to cancer stem cells. OMI intends to continue the preliminary important development work started by Dr. Yu for a vaccine that could kill glioblastoma cancer stem cells.

Intellectual Property

Intellectual Property

OMI is acquiring exclusive worldwide rights from Cedars-Sinai to the inventions described below. OMI’s lead product candidate and other potential product candidates are currently covered by provisional patent applications that have been filed or are expected to be filed in the United States in the near future:

•	“Dendritic Cell Vaccine Comprising Tumor Associated Antigen TRP-2 to Treat Cancer or to Induce a Cancer’s Sensitivity to Chemotherapy and Methods of Producing and Using Same.” U.S. provisional patent application No. 60/821,385 was filed August 3, 2006, and relates to a dendritic cell-based vaccine for use against tumors. Patent applications are pending in the U.S., Europe and Japan for related intellectual property on the use of dendritic cell-based vaccines to sensitize patients to chemotherapy; these are titled “System and Method for the Treatment of Brain Tumors” and are based on International PCT Patent Application No. PCT/US04/034761.

•	“Cancer Vaccine Including Dendritic Cells Loaded with Tumor-Associated Antigens.” A U.S. provisional patent application relating to a vaccine including dendritic cells loaded with tumor-associated antigens is being finalized and is expected to soon be filed in the U.S. Patent and Trademark Office.

•	“Cancer Vaccine Including Antigens Obtained From Cancer Stem Cells.” A U.S. provisional patent application relating to a vaccine including dendritic cells loaded with antigens obtained from cancer stem cells is being finalized and is expected to soon be filed in the U.S. Patent and Trademark Office.

•	“Use of COX-2 Inhibitors to Prevent T-Cell Anergy Induced by Dendritic Cell Therapy.” U.S. patent application No. 10/598,486 was filed October 5, 2004, and relates to the use of COX-2 inhibitors in combination with a therapeutic dendritic cell vaccine for treating cancer.

•	“Intratumoral Delivery of Dendritic Cells.” Patent rights based on International PCT Patent Application No. PCT/US2004/001612 are pending in Europe and South Korea for intellectual property on the treatment of a tumor by administering dendritic cells either directly into the tumor or into its surrounding tissue.

Commercial Markets

The commercial market for treatments for the various cancers that OMI will be addressing are very significant. OMI’s initial primary focus will be on brain tumors, for which there currently is no satisfactory treatment. The worldwide market for chemotherapeutic agents and drugs to treat brain tumors is estimated to be $1 billion per year.

Competition

OMI will face intense competition in developing and marketing cancer vaccines. OMI is aware of at least two companies that are clinically testing dendritic-cell based cancer vaccines (one of which would be for the treatment of brain tumors). See “Risk Factors” below.

Capitalization of OMI After Acquisition of Cancer Vaccine Technology

Assuming the transaction with Cedars-Sinai closes as planned, OMI will have approximately 12,775,160 shares of its common stock outstanding at that time, calculated as follows:

OMI Shares Outstanding as of September 1, 2006	9,404,817	(1)
Less: Shares Cancelled in Sale of Spectral Molecular Imaging, Inc. to Dr. Daniel Farkas:	(2,059,100	)(2)

Shares Prior to Cedars-Sinai Transaction:	7,345,717	(1)
Add: Shares Issued in Cedars-Sinai Transaction	5,429,443

Total OMI Shares to be Outstanding	12,775,160	(1)(3)

(1)	Excludes options and warrants outstanding as of September 1, 2006.

(2)	Assumes cancellation of 154,800 shares currently held by Carnegie Mellon University per agreement with Dr. Daniel L. Farkas in which Dr. Farkas acquired 100% ownership of Spectral Molecular Imaging, Inc.

(3)	Excludes any shares that OMI may elect to sell prior to closing of Cedars-Sinai transaction to generate additional working capital.

OMI plans to file a registration statement with the Securities and Exchange Commission to register all of the shares and shares issuable upon exercise of the warrants that were part of the units sold in Spectral Molecular Imaging, Inc.’s January 2006 private placement, together with the shares held by OMI’s founder and the other original SMI shareholders prior to its merger with OMI promptly after the closing of the Cedars-Sinai transaction. This filing, which should be made no later than November 2006, also will include the shares to be issued to Cedars-Sinai and Dr. John Yu in connection with the Cedars-Sinai transaction.

Board of Directors and Management

OMI’s new management team upon completion of the acquisition of the cancer vaccine technology will include the co-inventor of this new technology and individuals with experience in:

•	Basic scientific research related to OMI’s technology platform.

•	The development of new medical products from clinical trials through FDA approval.

•	The management of early stage and publicly traded medical research and development companies.

Each of OMI’s officers will serve in that capacity on a part-time basis, with David J. Wohlberg, an employee, spending a majority of his time as OMI’s President and Chief Operating Officer. OMI does not currently have any other employees but will seek to add additional part-time or full-time personnel as it expands the scope of its operations.

Officers and Directors

Upon completion of OMI’s acquisition of the cancer vaccine technology, Dr. John Yu and Dr. Manfred Mosk will join OMI’s current management team, which will then consist of the following individuals:

John S. Yu, M.D., Director and Chief Scientific Officer (age 43)

John S. Yu, M.D. is Director of Surgical Neurooncology, Director of the Gamma Knife, and Co-Director of the Comprehensive Brain Tumor Program at the Department of Neurosurgery at Cedars-Sinai Medical Center. An internationally renowned neurosurgeon, Dr. Yu’s clinical focus is on the treatment of malignant and benign brain and spinal tumors. He is also conducting extensive research in immune and gene therapy for brain tumors. He is the principal investigator for immunotherapy trials conducted at Cedars-Sinai. The goal of this research is to bolster the body’s immune system, thus achieving an anti-tumor effect. Dendritic cells with tumor antigens are used to prime the immune response. He has also done extensive research in the use of neural stem cells as delivery vehicles for brain cancers and neurodegenerative diseases. He was inducted into Castle and Connelly’s America’s Top Doctors in 2005. Dr. Yu has published articles in a number of prestigious journals, including The Lancet, Cancer Research, Cancer Gene Therapy, Human Gene Therapy, Journal of Neuroimmunology, Journal of Neurological Science and Journal of Neurosurgery. Dr. Yu earned his bachelor’s degree in French literature and biological sciences from Stanford University and spent a year at the Sorbonne in Paris studying French literature. He also pursued a fellowship in immunology at the Institut Pasteur in Paris. He earned his medical degree from Harvard Medical School and master’s degree from the Harvard University’s Department of Genetics. He completed his neurosurgical residency at Massachusetts General Hospital in Boston. In addition, he was a Neuroscience Fellow at the National Institutes of Mental Health in the Neuroimmunology Unit at Massachusetts General Hospital from 1988 to 1989 and was a Culpepper Scholar at the Molecular Neurogenetics Unit at that hospital from 1993 to 1995. His other honors include the Preuss Award, Joint Section on Tumors, American Association of Neurological Surgeons and Congress of Neurologic Surgeons in 1995. He received the Academy Award from the American Academy of Neurological Surgery at its 1996 annual meeting. Other honors include the Young Investigator Award from the Congress of Neurological Surgeons in 2000, the National Brain Tumor Foundation Grant in 2001, and the Mahaley Clinical Research award from the American Association of Neurological Surgeons in 2005.

Manfred Mosk, Ph.D., Chairman of the Board of Directors (age 70)

Manfred Mosk, Ph.D. has been the President of Technomedics Management & Systems, Inc., a privately held independent health care economics consulting firm, for more than the past five years. Dr. Mosk currently serves on the Board of Directors of Nondyne, Inc., Oncotx, Inc., UCLA’s Jonsson Cancer Center Foundation, The University Kidney Disease Research Associates at USC and the Board of Governors at Cedars-Sinai Medical Center.

Dr. Mosk previously was a co-founder in 2004 and served as the Interim President until April 2005 and a director until November 2005 of Spectral Molecular Imaging, Inc., OMI’s predecessor company. Dr. Mosk previously served as the Non Executive Chairman of Duska Therapeutics, Inc. and on the Board of Directors of Arbios Systems, Inc., The College of Naturopathic Medicine and The California State University Foundation.

Dr. Mosk was the co-founder, former President and CEO of Medco Research, Inc. He voluntarily retired from these positions in 1992 and later rejoined the Board and served again as a director for one year.

Medco was subsequently acquired by King Pharmaceuticals, Inc. Under Dr. Mosk’s leadership Medco acquired licenses, raised funds, became a public company and developed the first ever approved and marketed adenosine based drug in the US. Dr. Mosk holds B.S., M.S. and Ph.D. degrees in business administration from The California State University and California Western University. Dr. Mosk is a member of a number of professional organizations including the International Society of Stem Cell Research, The New York Academy of Sciences, The National Association of Business Economists, The American Society of Health Economists and the International Society of Pharmacoeconomics and Outcomes Research.

David J. Wohlberg, President, Chief Operating Officer and Director (age 53)

Mr. Wohlberg has served as OMI’s President and Chief Operating Officer and a director since January 2006 on a part-time basis, having served in these capacities on a part-time basis for its predecessor company from April 2005 until September 2006. He has been a business and legal advisor to emerging and high tech companies for over twenty years and is of counsel with Troy & Gould Professional Corporation. From 1997 to 2000, Mr. Wohlberg was a director of Sqribe Technologies, a business intelligence software company that was acquired by Brio Technologies. Currently, Mr. Wohlberg is a director of Look-Look, Inc., a youth culture information and research firm. Mr. Wohlberg serves on the Board of Directors of the Los Angeles Chapter of the Juvenile Diabetes Research Foundation and is Treasurer and Director of the Synagogue for the Performing Arts. Mr. Wohlberg is a graduate of the University of California at Santa Cruz and Yale Law School.

Sanford J. Hillsberg, Esq., Director and Secretary (age 58)

Mr. Hillsberg is a co-founder of OMI’s predecessor company and served on a part-time basis as its secretary and a director from its founding in 2004 until September 2006, and has served in those capacities on a part-time basis for OMI since January 2006. He has been an attorney with Troy & Gould Professional Corporation, a law firm in Los Angeles specializing in corporate and securities laws, since 1976. Troy & Gould has served as OMI’s corporate legal counsel since January 2006. Mr. Hillsberg served from August 2004 to January 2006 as a director and Chairman of the Audit Committee of Duska Therapeutics, Inc., a publicly traded biopharmaceutical company, and as Secretary on a part-time basis. Mr. Hillsberg also serves as a director of Tempra Technology, Inc., a thermal research and development company. He previously served as a director and Vice President of Medco Research, Inc. Mr. Hillsberg is a member of the Board of Governors of Cedars-Sinai Medical Center and has also previously served as a Commissioner of the Quality and Productivity Commission of the City of Los Angeles. Mr. Hillsberg holds a B.A. degree from the University of Pennsylvania and a J.D. degree from Harvard Law School.

Rudolf Nisi, M.D., Director (age 73)

Dr. Nisi served as a director of OMI’s predecessor company from April 2005 until September 2006 and as a director of OMI since January 2006. Mr. Nisi has been an Active Attending Physician at the Albert Einstein College of Medicine and Cardiology since 1981 and an Assistant Clinical Professor of Medicine at Albert Einstein College of Medicine since 1981. Dr. Nisi has held various positions at Westchester Square Medical Center of Internal Medicine and Cardiology including Active Attending Physician since 1963, Director of Medicine since 1975, Chief of Cardiology since 1975, Chairman of Medical Critical Care Unit since 1975, President of the Medical Board from 1977 to 1978, Chairman of the Board of Directors since 1983 and from 1976 to 1978, Chairman of the ER Committee since 1984, and Vice-President of Medical Affairs since 1993. From 1997 to present Dr. Nisi is Assistant Attending Physician at New York Hospital, Clinical Assistant Professor of Medicine at Cornell University Medical College, and since 2000 Assistant Dean at Weill Medical College. Dr. Nisi serves on the Board of Duska Therapeutics, Inc. and Tempra Technology, Inc. From 1980 to 1987, Dr. Nisi served as Chairman of the Board of Directors of Medco Research, Inc.

C. Kirk Peacock, Chief Financial Officer (age 38)

Mr. Peacock has served as OMI’s Chief Financial Officer on a part-time basis since January 2006 and previously served in that capacity from May 2005 until September 2006 for OMI’s predecessor company on a part-time basis. Mr. Peacock is a Certified Public Accountant and previously was Chief Financial Officer with CytRx Corporation, a ribonucleic acid interference and biopharmaceutical company focused on the development and commercialization of high-value human therapeutics from August 2003 through July 2004. Mr. Peacock has experience as Chief Financial Officer with several start-up companies including DigitalMed, Inc., a venture-backed subsidiary of Tenet Healthcare, and Ants.Com, Inc. Mr. Peacock was also a manager with a large, international accounting firm for a number of years. Mr. Peacock serves as an Associate Director on the Board of Directors of Laird Norton Company LLC. Mr. Peacock is a graduate of Claremont McKenna College.

Risk Factors

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before deciding to invest in or maintain your investment in our company. The risks described below are not intended to be an all-inclusive list of all of the potential risks relating to an investment in our securities. If any of the following or other risks actually occur, our business, financial condition or operating results and the trading price or value of our securities could be materially adversely affected.

Risks Related To Our Business

We are a development-stage company subject to all of the risks and uncertainties of a new business, including the risk that we may never market any products or generate revenues.

We are a recently formed development-stage company that has not generated any revenues to date. There can be no assurance that we will be able to satisfactorily develop our dendritic cell-based cancer vaccine technology, which we are about to acquire, and to market our proposed product candidates or that our proposed product candidates will generate revenues or that any revenues generated will be sufficient for us to become profitable or thereafter maintain profitability. Further, we do not expect to generate any such revenues for at least several years.

Our lead product candidate for the treatment of brain tumors is in an early stage of development, and will require extensive testing and regulatory marketing approvals before commercialization. Our dendritic cell-based vaccine technology initially will be our sole platform technology and our commercial prospects will be heavily dependent on the outcome of the clinical trials for our lead product candidate. We do not have any full-time employees and limited resources and may not possess the ability to successfully overcome many of the risks and uncertainties frequently encountered by early stage companies involved in the new and rapidly evolving field of biotechnology in general and cancer immunotherapies in particular. You must consider that we may not be able to:

•	obtain additional financial resources necessary to develop, test, manufacture and market our lead product candidate or any other potential product candidates;

•	engage corporate partners to assist in developing, testing, manufacturing and marketing our lead product candidate or any other potential product candidates;

•	satisfy the requirements of acceptable pre-clinical and clinical trial protocols, including timely patient enrollment;

•	establish and demonstrate or satisfactorily complete the research to demonstrate at various stages the pre-clinical and clinical efficacy and safety of our lead product candidate or any other potential product candidates; and

•	market our lead product candidate or any other potential product candidates to achieve acceptance and use by the medical community and patients in general and produce revenues.

We have a history of losses, expect future losses and cannot assure you that we will ever become or remain profitable.

We have not generated any revenues and have incurred operating losses since our inception and we expect to continue to incur operating losses for the foreseeable future. There can be no assurance that we will be able to develop or market products in the future that will generate revenues or that any revenues generated will be sufficient for us to become profitable or thereafter maintain profitability. In the event that our operating losses are greater than anticipated or continue for longer than anticipated, we will need to raise significant additional capital sooner, or in greater amounts, than otherwise anticipated in order to be able to continue development of our proposed product candidates and maintain our operations.

We will need to obtain significant additional capital, which additional funding may dilute our existing stockholders.

We have funded all of our activities to date through the sale of securities. As of September 1, 2006, we had working capital of approximately $1,150,000, which we anticipate will only be sufficient to maintain our planned level of operations until approximately September 2007. Our current level of working capital may also be reduced in the event one or more of our current investors elect to have their shares of our common stock and warrants repurchased and we are unable to replace these investors with other investors.

We will need significant funding to carry out our planned development work, and to expand the scope of our operations (including seeking to employ a CEO and additional support personnel on a full-time basis). If we are unable to obtain sufficient capital on a timely basis, the development of our lead or other potential product candidates could be delayed, and we could be forced to reduce the scope of our research and development projects or otherwise limit or terminate our operations altogether.

We have not identified the sources for the additional financing that we may require, and we do not have commitments from any third parties to provide this financing. Certain investors may be unwilling to invest in our securities since we are traded on the OTC Bulletin Board and not on a Nasdaq market, particularly if there is only limited trading in our common stock on the OTC Bulletin Board at the time we seek financing. There can be no assurance that sufficient funding through a financing will be available to us at acceptable terms or at all. Any additional funding that we obtain in a financing is likely to reduce the percentage ownership of the company held by our existing securityholders. The amount of this dilution may be substantially increased if the trading price of our common stock has declined at the time of any financing from its current levels. We currently contemplate seeking SBIR or other government grants to conduct a portion of our planned research and development work in addition to or in lieu of certain equity financing. We have not yet submitted any requests for these grants and there can be no assurance that we will secure any grant finding on a timely basis or at all.

Government grant funding may be unavailable to us.

We are heavily dependent upon Dr. John Yu and his laboratory, both for past research and as we develop our lead product candidate or other potential product candidates. His laboratory has been financed by Cedars-Sinai Medical Center (which will be the licensor of our initial cancer vaccine technology) and the National Institutes of Health (“NIH”). Cedars-Sinai or the NIH or other governmental agencies could promulgate new rules and regulations that might interfere with our product development or ownership rights if we wish to continue to access Dr. Yu’s laboratory at Cedars-Sinai in connection with our research and development activities.

Our lead product candidate and other potential product candidates will be based on novel technologies and are inherently risky.

We are subject to the risks of failure inherent in the development of products based on new technologies. The novel nature of the therapies creates significant challenges in regards to product development and optimization, manufacturing, government regulation, third party reimbursement and market acceptance. For example, the FDA has limited experience with dendritic cell-based therapeutics, and the pathway to regulatory approval for our lead product candidate or any other potential product candidates may accordingly be more complex and lengthy than the pathway for new conventional drugs. In addition, dendritic cells appear to be subject to donor-to-donor variability, which may make standardization of procedures or product manufacture more difficult. These challenges may prevent us from developing and commercializing products on a timely or profitable basis or at all.

We may elect to delay or discontinue preclinical studies or clinical trials based on unfavorable results. Any product using a cellular therapeutic technology may fail to:

•	survive and persist in the desired location;

•	provide the intended therapeutic benefits;

•	properly integrate into existing tissue in the desired manner; or

•	achieve therapeutic benefits equal to or better than the standard of treatment at the time of testing.

In addition, our products may cause undesirable side effects. Results of preclinical research may not be indicative of the results that will be obtained in later stages of preclinical or clinical research. If regulatory authorities do not approve our products or if we fail to maintain regulatory compliance, we would be unable to commercialize our products, and our business and results of operations would be harmed. Furthermore, because stem cells are a new form of therapy, the marketplace may not accept any products we may develop. If we do succeed in developing products, we will face many potential obstacles, such as the need to obtain regulatory approvals and to develop or obtain manufacturing, marketing and distribution capabilities. In addition, we will face substantial additional risks, such as product liability claims.

Because of the early stage of development of our lead product candidate, we do not know if we will be able to generate data that will support the filing of a biologics license or new drug application for this product candidate or the FDA’s approval thereof. If we experience substantial delays, we may not have the financial resources to continue development of this product candidate or the development of any of our other potential product candidates. Delays in clinical trials could reduce the commercial viability of our lead product candidate and any other potential product candidates.

Before we can market our lead product candidate or any other potential product candidates, we must obtain governmental approval for each of these product candidates, the application and receipt of which is time-consuming, costly and uncertain.

Our lead product candidate and any other potential product candidates that we will be developing will require approval of the U.S. Food and Drug Administration (“FDA”) before they can be marketed in the U.S. Although our focus at this time is primarily on the U.S. market, in the future similar approvals will need to be obtained from foreign regulatory agencies before we can market our current and proposed product candidates in other countries. The process for filing and obtaining FDA approval to market therapeutic products is both time-consuming and costly, with no certainty of a successful outcome. The historical failure rate for companies seeking to obtain FDA approval of therapeutic products is high and no dendritic cell-based cancer vaccine has to date been approved by the FDA. This process includes conducting extensive pre-clinical research and clinical testing, which may take longer and cost more than we initially anticipate due to numerous factors, including without limitation, difficulty in securing appropriate centers to conduct trials, difficulty in enrolling patients in conformity with required protocols in a timely manner, unexpected adverse reactions by patients in the trials to our proposed product candidates and changes in the FDA’s requirements for our testing during the course of that testing. We do not anticipate that we will be required to perform any significant pre-clinical research work for our lead product candidate but the FDA may require such work, which could require significant expenditures on our part that we have not budgeted and which could significantly delay the commencement of clinical trials for this vaccine.

The time required to obtain FDA and other approvals is unpredictable but often can exceed five years following the commencement of clinical trials, depending upon the complexity of the product. Any analysis we perform of data from preclinical and clinical activities is subject to confirmation and interpretation by regulatory authorities, which could delay, limit or prevent regulatory approval. We may also encounter unexpected delays or increased costs due to a variety of reasons, including new government regulations from future legislation or administrative action, or from changes in FDA policy during the period of product development, clinical trials and FDA regulatory review.

Any delay or failure in obtaining required approvals would have a material adverse effect on our ability to generate revenues from the particular product. Furthermore, any regulatory approval to market a product may be subject to limitations on the indicated uses for which we may market the product. These limitations may limit the size of the market for the product.

Our proposed lead product candidate and other potential product candidates may not be eligible for Orphan Drug status.

The United States and Europe may designate drugs for relatively small patient populations as orphan drugs. Orphan Drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process, but does make the product eligible for orphan drug exclusivity, reduced filing fees and specific tax credits. Generally, if a company receives the first marketing approval for a product with an Orphan Drug designation in the clinical indication for which it has such designation, the product is entitled to orphan drug exclusivity. Orphan drug exclusivity means that the FDA will not approve another application to market the same drug for the same indication, except in limited circumstances, for a period of seven years in the United States. This exclusivity, however, could block the approval of our proposed product candidates if a competitor obtains marketing approval before us. Although another potential dendritic cell-based brain tumor vaccine has received orphan drug status, we may seek orphan drug status for our brain tumor vaccine product candidate or other potential product candidates if we believe they meet the eligibility criterion for this status. However, even if we obtain orphan drug exclusivity for any of our proposed product candidates, we may not be able to maintain it. For example, if a competitive product is shown to be clinically superior to our product, any orphan drug exclusivity we have will not block the approval of such competitive product.

The Fast Track designation for development of our lead product candidate or any other potential product candidate may not lead to a faster development or regulatory review or approval process, and it does not increase the likelihood that our product candidate will receive marketing approval.

If a drug is intended for the treatment of a serious or life-threatening condition and the drug demonstrates the potential to address unmet medical needs for this condition, the drug sponsor may apply for FDA Fast Track designation for a particular indication. Marketing applications filed by sponsors of products in Fast Track development may qualify for priority review under the policies and procedures offered by the FDA, but the Fast Track designation does not assure any such qualification or ultimate marketing approval by the FDA. Receipt of Fast Track designation may not result in a faster development process, review or approval compared to drugs considered for approval under conventional FDA procedures. In addition, the

FDA may withdraw any Fast Track designation at any time. We may seek Fast Track designation for our lead brain tumor vaccine candidate or other potential product candidates, but there can be no assurance that the FDA will grant this status to any of our proposed product candidates.

Because our lead product candidate represents and our other potential product candidates will represent novel approaches to the treatment of disease, there are many uncertainties regarding the development, the market acceptance, third party reimbursement coverage and the commercial potential of our product candidates.

There can be no assurance that the approaches offered by our lead product candidate or other potential product candidates will gain broad acceptance among doctors or patients or that governmental agencies or third party medical insurers will be willing to provide reimbursement coverage for our proposed product candidates. Moreover, we do not have internal marketing data research resources and are not certain of and have not attempted to independently verify the potential size of the commercial markets for our lead product candidate or other potential product candidates. Since our lead product candidate and our other potential product candidates will represent new approaches to treating various conditions, it may be difficult, in any event, to accurately estimate the potential revenues from these product candidates. We may spend large amounts of money trying to obtain approval for these product candidates, and never succeed in doing so. In addition, these product candidates may not demonstrate in large sets of patients the pharmacological properties ascribed to them in the laboratory studies or smaller groups of patients, and they may interact with human biological systems in unforeseen, ineffective or even harmful ways either before or after they are approved to be marketed. As a result, we may never succeed in developing a marketable product. If we do not successfully develop and commercialize products based upon our approach, we will not become profitable, which would materially, adversely affect the value of our common stock.

Other factors that we believe will materially affect market acceptance of our lead product candidate or other potential product candidates include:

•	the timing of our receipt of any marketing approvals, the terms of any approvals and the countries in which approvals are obtained;

•	the safety, efficacy and ease of administration;

•	the availability of government and third-party payor reimbursement;

•	the pricing of our product candidates, particularly as compared to alternative treatments; and

•	the availability of alternative effective forms of treatments, at that time, for the diseases that the product candidates we are developing are intended to treat.

Adverse publicity regarding cellular therapies could impact our business.

Although we are not utilizing embryonic stem cells, adverse publicity due to the ethical and social controversies surrounding the use of such cells or any adverse reported side effects from any dendritic or other cell therapy clinical trials could materially, adversely affect our ability to raise capital or recruit managerial or scientific personnel or obtain research grants.

As an early stage small company that will be competing against numerous large, established companies that have substantially greater financial, technical, manufacturing, marketing, distribution and other resources than us, we will be at a competitive disadvantage.

The pharmaceutical and biopharmaceutical industry is characterized by intense competition and rapid and significant technological changes and advancements. Many companies, research institutions and universities are doing research and development work in a number of areas similar to those that we focus on that could lead to the development of new products which could compete with and be superior to our product candidates.

Most of the companies with which we compete have substantially greater financial, technical, manufacturing, marketing, distribution and other resources than those of ours. A number of these companies may have or may develop technologies for developing products for treating various diseases that could prove to be superior to ours. We expect technological developments in the pharmaceutical and biopharmaceutical and related fields to occur at a rapid rate, and we believe competition will intensify as advances in these fields are made. Accordingly, we will be required to continue to devote substantial resources and efforts to research and development activities in order to potentially achieve and maintain a competitive position in this field. Products that we develop may become obsolete before we are able to market them or to recover all or any portion of our research and development expenses. We will be competing with respect to our products with companies that have significantly more experience in undertaking preclinical testing and human clinical trials with new or improved therapeutic products and obtaining regulatory approvals of such products. A number of these companies already market and may be in advanced phases of clinical testing of various drugs that may compete with our lead product candidate or other potential product candidates. Our competitors may develop or commercialize products more rapidly than we do or with significant advantages over any products we develop. Our competitors may therefore be more successful in commercializing their products than we are, which could adversely affect our competitive position and business.

In addition to larger pharmaceutical or biopharmaceutical companies that may develop different competing technologies or technologies within the stem cell field, we will be competing with a number of smaller biotechnology companies that are focused on cellular therapy technologies, which may include among others Dendreon, Northwest Biotherapeutics, NeuralStem, Geron, NeuroNova, ReNeuron, Stemcells, Inc., Advanced Cell Technology and Osiris Therapeutics. We are aware that Dendreon and Northwest Biotherapeutics have commenced clinical trials with cancer vaccine product candidates utilizing dendritic cells (including a Northwest Biotherapeutics candidate for treating brain tumors), and other companies may also be developing vaccines of this type.

Colleges, universities, governmental agencies and other public and private research organizations are becoming more active in seeking patent protection and licensing arrangements to collect royalties for use of technologies that they have developed, some of which may be directly competitive with our lead product candidate or other potential product candidates. The governments of a number of foreign countries are aggressively investing in cellular therapy research and promoting such research by public and private institutions within those countries. These domestic and foreign institutions and governmental agencies, along with pharmaceutical and specialized biotechnology companies, can be expected to compete with us in recruiting qualified scientific personnel.

We will need to outsource and rely on third parties for the clinical development and manufacture, sales and marketing of our lead product candidate or any other potential product candidates, and our future success will be dependent on the timeliness and effectiveness of the efforts of these third parties.

We do not have the required financial and human resources to carry out on our own all the pre-clinical and clinical development for our lead product candidate or any other potential product candidates, and do not have the capability and resources to manufacture, market or sell our lead product candidate or any other potential product candidates. Vaccines are often administered with one or more adjuvants, which if necessary we will have to procure from a third-party source. Our business model calls for the outsourcing of the clinical and other development and manufacturing, sales and marketing of our product candidates in order to reduce our capital and infrastructure costs as a means of potentially improving our financial position and the profitability of our product candidates. Accordingly, we will seek to enter into agreements with other companies that can assist us and provide certain capabilities that we do not possess. We have not yet identified or entered into discussions with any company for any strategic alliances or other licensing or contract arrangements. Even if we do succeed in securing these alliances, we may not be able to maintain them if, for example, development or approval of a product is delayed or sales of an approved product are disappointing. Furthermore, any delay in entering into agreements could delay the development and commercialization of our products and reduce their competitiveness even if they reach the market. Any such delay related to our agreements could adversely affect our business.

If any party to which we have outsourced certain functions fails to perform its obligations under agreements with us, the development and commercialization of our lead product candidate and any other potential product candidates could be delayed or terminated.

To the extent that we rely on other companies to manage the day-to-day conduct of our clinical trials and to manufacture, sell or market our lead product candidate or any other potential product candidates, we will be dependent on the timeliness and effectiveness of their efforts. If a clinical research management organization that we utilize is unable to allocate sufficient qualified personnel to our studies or if the work performed by it does not fully satisfy the rigorous requirements of the FDA, we may encounter substantial delays and increased costs in completing our clinical trials. If a manufacturer of the raw material or finished product for our clinical trials is unable to meet our time schedules or cost parameters, the timing of our clinical trials and development of our product candidates may be adversely affected. Any manufacturer that we select may encounter difficulties in scaling-up the manufacture of new products in commercial quantities, including problems involving product yields, product stability or shelf life, quality control, adequacy of control procedures and policies, compliance with FDA regulations and the need for further FDA approval of any new manufacturing processes and facilities. The manufacture of clinical supplies and commercial quantities of our lead product candidate and any other potential product candidates are likely to be inherently more difficult and costly than typical chemical pharmaceuticals. This could delay commercialization of any of our product candidates or reduce the profitability of these candidates for us. If any of these occur, the development and commercialization of our product candidates could be delayed, curtailed or terminated because we may not have sufficient financial resources or capabilities to continue such development and commercialization on our own.

If we or our manufacturers or service providers fail to comply with regulatory laws and regulations, we or they could be subject to enforcement actions, which could affect our ability to market and sell our lead product candidate and any other potential product candidates and may harm our reputation.

If we or our collaborators, manufacturers or service providers fail to comply with applicable federal, state or foreign laws or regulations, we could be subject to enforcement actions, which could affect our ability to develop, market and sell our lead product candidate or any other potential product candidates under development successfully and could harm our reputation and lead to reduced or non-acceptance of our proposed product candidates by the market. Even technical recommendations or evidence by the FDA through letters, site visits, and overall recommendations to academia or biotechnology companies may make the manufacturing of a clinical product extremely labor intensive or expensive, making the product candidate no longer viable to manufacture in a cost efficient manner. The very nature of the product may make the product candidate not commercially viable. The required testing of the product candidate may make that candidate no longer commercially viable. The conduct of clinical trials may be critiqued by the FDA, Institutional Review Board, or the Institutional Biosafety Committee; which may delay or make impossible clinical testing of a product candidate. The Data Safety Monitoring Committee may stop a trial or deem a product unsafe to continue testing. This may have significant negative repercussions on the value of the product and may have negative repercussions on the company and on the shareholders.

Even if we obtain regulatory approvals, our products will be subject to ongoing regulatory review.

Following any initial regulatory approval of any products we may develop, we will also be subject to continuing regulatory review, including the review of adverse drug experiences and clinical results that are reported after our products are made commercially available. This would include results from any post-marketing tests or vigilance required as a condition of approval. The manufacturer and manufacturing facilities we use to make any of our products will also be subject to periodic review and inspection by the FDA. The discovery of any previously unknown problems with the product, manufacturer or facility may result in restrictions on the product or manufacturer or facility, including withdrawal of the product from the market. We do not have, and currently do not intend to develop, the ability to manufacture material for our clinical trials or on a commercial scale. Reliance on third-party manufacturers entails risks, including the continuation of a contractual or other relationship with the third party manufacturer, and reliance on the third-party manufacturer for regulatory compliance. Our product promotion and advertising is also subject to regulatory requirements and continuing FDA review.

The potential ramifications are far-reaching if there are areas identified as out of compliance by regulatory agencies including, but not limited to, significant financial penalties, manufacturing and clinical trial consent decrees, commercialization restrictions or other restrictions and litigation.

Our patents may not protect the proprietorship of our products.

Our ability to compete successfully will depend significantly, on our ability to defend patents that have issued, obtain new patents, protect trade secrets and operate without infringing the proprietary rights of others. Although our licensor is seeking patent coverage for our cancer vaccine technology, we do not currently own or have licensed rights to any issued patents.

Even if we are able to obtain patent protection for our lead product candidate or other potential product candidates, there is no guarantee that the coverage of these patents will be sufficiently broad to protect us from competitors or that we will be able to enforce our patents against potential infringement by third parties or protect us against our infringement of the proprietary rights of third parties. Patent litigation is expensive, and we may not be able to afford the costs. We may not become aware on a timely basis that products we are developing or marketing infringe the rights of others, nor may we be able to detect unauthorized use or take appropriate and timely steps to enforce our own intellectual property rights. Protecting our intellectual property rights may also consume significant management time and resources. Dr. John Yu, a co-inventor of our cancer vaccine technology who has agreed to serve as our Chief Scientific Officer on a part-time basis, is employed by Cedars-Sinai, which may assert that future intellectual property generated by Dr. Yu belongs to that institution rather than to us, and we may be required to seek a license from Cedars-Sinai for any such rights.

Nondisclosure agreements with employees and third parties may not adequately prevent disclosure of trade secrets and other proprietary information.

In order to protect our proprietary technology and processes, we will also rely in part on nondisclosure agreements with our employees, licensing partners, consultants, agents and other organizations to which we disclose our proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information, and in such cases we could not assert any trade secret rights against such party. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position. Since we will rely on trade secrets and nondisclosure agreements, in addition to patents, to protect some of our intellectual property, there is a risk that third parties may obtain and improperly utilize our proprietary information to our competitive disadvantage. We may not be able to detect unauthorized use or take appropriate and timely steps to enforce our intellectual property rights.

The manufacture, use or sale of our lead product candidate or other potential product candidates may infringe on the patent rights of others, and we may be forced to litigate if an intellectual property dispute arises.

Should third parties patent specific cells or receptors that we are seeking to utilize in our development activities, we may be forced to license rights from these parties or abandon our development activities if we are unable to secure these rights on attractive terms or at all. In light of the large number of companies and institutions engaged in research and development in the cellular therapy field, we anticipate that many parties will be seeking patent rights for many cellular technologies and that licensing and cross licensing of these rights among various competitors may arise. It may be necessary for us to license certain rights from others for their technologies so that we can develop our lead product candidate or other potential product candidates, but we may not be able to do so on attractive terms or at all.

If we infringe or are alleged to have infringed another party’s patent rights, we may be required to defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, do not successfully defend an infringement action or are unable to have infringed patents declared invalid, we may:

•	incur substantial monetary damages;

•	encounter significant delays in marketing our lead product candidates or other potential product candidates;

•	be unable to conduct or participate in the manufacture, use or sale of product candidates or methods of treatment requiring licenses;

•	lose patent protection for our inventions and products; or

•	find our patents are unenforceable, invalid, or have a reduced scope of protection.

Parties making such claims may be able to obtain injunctive relief that could effectively block our ability to further develop or commercialize our lead product candidate or other potential product candidates in the United States and abroad and could result in the award of substantial damages. Defense of any lawsuit or failure to obtain any such license could substantially harm. Litigation, regardless of outcome, could result in substantial cost to and a diversion of efforts by us.

We will be dependent on our key personnel, and the loss of one or more of our key personnel would materially and adversely affect our business and prospects.

We are dependent on certain of our officers and directors with scientific and managerial skills, including Dr. John Yu, who has agreed to become our Chief Scientific Officer and Dr. Manfred Mosk, who has agreed to become our Chairman of the Board, following our acquisition of our cancer vaccine technology from Cedars-Sinai. However, these individuals are not our employees and will work for us on a part-time basis only. We do not currently maintain key man life insurance on either of these individuals, but we may seek to obtain such insurance in the future. The loss of the services of either of these individuals would materially, adversely affect our business.

We believe we will be able to manage our current business with our existing management team. We plan to expand the scope of our operations, and therefore, we will need to obtain the full-time services of a CEO and additional personnel. Competition for these personnel is intense, and there can be no assurance that we will be able to attract or retain qualified senior personnel and our failure to do so could have an adverse effect on our ability to implement our business plan. As we retain full-time senior personnel, our overhead expenses for salaries and related items will increase substantially from current levels.

The market success of our lead product candidate and any other potential product candidates will be dependent in part upon third-party reimbursement policies that have not yet been established for our product candidates.

Our ability to successfully commercialize and penetrate the market for our lead product candidate and any other potential product candidates is likely to depend significantly on the availability of reimbursement for our lead product candidate or any other potential product candidates from third-party payers, such as governmental agencies, private insurers and private health plans. Even if we are successful in bringing a proposed product candidate to the market, these product candidates may not be considered cost-effective, and the amount reimbursed for our products may be insufficient to allow us to sell any of our products on a competitive basis. We cannot predict whether levels of reimbursement for our product candidates, if any, will be high enough to allow the price of our product candidates to include a reasonable profit margin. Even with FDA approval, third-party payers may deny reimbursement if the payer determines that our particular product candidates are unnecessary, inappropriate or not cost effective. If patients are not entitled to receive reimbursements similar to reimbursements for competing products, which currently is reimbursable), they may be unwilling to use our product candidates since they will have to pay for the unreimbursed amounts. The reimbursement status of newly-approved health care products is highly uncertain. If levels of reimbursement are decreased in the future, the demand for our lead proposed product candidate and any other potential product candidates could diminish or our ability to sell our products on a profitable basis could be adversely affected.

We believe that the efforts of governments and third-party payors to contain or reduce the cost of healthcare will continue to affect the business and financial condition of pharmaceutical and biopharmaceutical companies. A number of legislative and regulatory proposals to change the healthcare system in the United States and other major healthcare markets have been proposed in recent years. These proposals have included prescription drug benefit legislation recently enacted in the United States and healthcare reform legislation recently enacted by certain states. Further federal and state legislative and regulatory developments are possible, and we expect ongoing initiatives in the United States to increase pressure on drug pricing. Such reforms could have an adverse effect on anticipated revenues from any products that we may successfully develop.

We may be subject to product liability claims that could have a material negative effect on our operations and on our financial condition.

The development and sale of medical products in general, and vaccines in particular, expose us to the risk of significant damages from product liability claims. Product liability claims could delay or prevent completion of our clinical development programs. If we succeed in marketing our proposed lead product candidate or any other potential product candidates, such claims could result in an FDA investigation of the safety and effectiveness of our products or our marketing programs, and potentially a recall of our products or more serious enforcement action, or limitations on the indications for which they may be used, or suspension or withdrawal of approval. We plan to obtain and maintain product liability insurance for coverage of our clinical trial activities. There can be no assurance that we will be able to secure such insurance in the amounts we are seeking or at all for any of the trials for our proposed lead product candidate or any other potential product candidates. We intend to obtain coverage for our products when they enter the marketplace (as well as requiring the manufacturers of our products to maintain insurance), but we do not know if insurance will be available to us at acceptable costs or at all. The costs for many forms of liability insurance have risen substantially in recent years and the costs for insuring a vaccine type product may be higher than other pharmaceutical products notwithstanding our expectation that our product candidates will have an excellent safety profile, and such costs may continue to increase in the future, which could materially impact our costs for clinical or product liability insurance. If the cost is too high, we will have to self-insure, and we may have inadequate financial resources to pay the costs of any claims. A successful claim in excess of our product liability coverage could have a material adverse effect on our business, financial condition and results of operations.

We may encounter difficulties in the development of technologies or operations of any other businesses we may acquire.

We may, from time to time, acquire technologies or businesses that are complimentary to our existing technologies or operations or that we otherwise believe offer an attractive opportunity for us in the future. We may encounter various types of unanticipated difficulties in connection with developing these technologies or operating these businesses; the risk of these occurring potentially being greater if these technologies or businesses are not directly related to any existing technology of operations. Any such difficulties could have a material adverse effect on our financial performance and condition.

Risks Related To Our Securities

The shares of our common stock and warrants to purchase our company stock (and the shares issuable upon exercise of the warrants) are restricted securities under the Securities Act and cannot be sold or transferred unless they are registered in the future or an exemption for such sale or transfer is available under the Securities Act. We have only a limited obligation to register the shares and the shares issuable upon exercise of the warrants that are received by the investors, and we may encounter unanticipated delays in completing this registration or thereafter maintaining the effectiveness of that registration.

Our stock may be traded infrequently and in low volumes, so you may be unable to sell your shares at or near the quoted bid prices if you need to sell your shares.

The shares of our common stock may trade infrequently and in low volumes on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. This situation may be attributable to a number of factors, including the fact that we are a small early stage company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community who can generate or influence sales volume, and that even if we came to the attention of such institutionally oriented persons, they tend to be risk-averse in this environment and would be reluctant to follow an early stage company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained. Due to these conditions, we can give you no assurance that you will be able to sell your shares at or near bid prices or at all if you need money or otherwise desire to liquidate your shares. As a result, investors could lose all or part of their investment.

You may have difficulty selling our shares because they are deemed “penny stocks”.

Since our common stock is not listed on the Nasdaq Stock Market, if the trading price of our common stock remains below $5.00 per share, trading in our common stock will be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with a spouse). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market liquidity of the common stock and the ability of holders of the common stock to sell their shares.

Our existing directors, executive officers and principal stockholders hold a substantial amount of our common stock and may be able to prevent other stockholders from influencing significant corporate decisions.

As of September 15, 2006, our directors and executive officers and their affiliates beneficially owned over 50% of our outstanding common stock. Following our acquisition of the cancer vaccine technology, Dr. John Yu will own approximately 35% of the outstanding shares of our common stock and will be entitled to designate three of our directors. These stockholders, if they act together, may be able to, and Dr. Yu, through his right to name three of our directors after our acquisition of the cancer vaccine technology, will be able to direct the outcome of matters requiring approval of the stockholders, including the election of our directors and other corporate actions such as:

•	our merger with or into another company;

•	a sale of substantially all of our assets; and

•	amendments to our articles of incorporation.

The decisions of these stockholders may conflict with our interests or those of our other stockholders.

Substantial sales of our common stock could cause our common stock price to fall.

We have agreed to file a registration statement covering (i) all of the shares of our common stock and shares issuable upon exercise of the warrants to purchase common stock issued to the securityholders of Spectral Molecular Imaging, Inc. in connection with our acquisition of that company, (ii) all of the shares of our common stock held by our founder, and (iii) all of the shares of our common stock that we have agreed to issue to Cedars-Sinai and Dr. John Yu in connection with our acquisition of the cancer vaccine technology. Following the effectiveness of this registration statement, all of our outstanding shares of common stock will be eligible to be sold pursuant to that registration statement or Rule 144. The possibility that substantial amounts of our common stock may be sold in the public market may adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through the sale of our equity securities.

Our securities are quoted on the OTC Bulletin Board, which may limit the liquidity and price of our securities more than if our securities were quoted or listed on the Nasdaq Stock Market or a national exchange.

Our securities are currently quoted on the OTC Bulletin Board, an NASD-sponsored and operated inter-dealer automated quotation system for equity securities not included in the Nasdaq Stock Market. Quotation of our securities on the OTC Bulletin Board may limit the liquidity and price of our securities more than if our securities were quoted or listed on The Nasdaq Stock Market or a national exchange. Some investors may perceive our securities to be less attractive because they are traded in the over-the-counter market. In addition, as an OTC Bulletin Board listed company, we do not attract the extensive analyst coverage that accompanies companies listed on Nasdaq or any other regional or national exchange. Further, institutional and other investors may have investment guidelines that restrict or prohibit investing in securities traded in the over-the-counter market. These factors may have an adverse impact on the trading and price of our securities.

The market price of our stock may be adversely affected by market volatility.

The market price of our common stock is likely to be volatile and could fluctuate widely in response to many factors, including:

•	announcements of the results of clinical trials by us or our competitors;

•	developments with respect to patents or proprietary rights;

•	announcements of technological innovations by us or our competitors;

•	announcements of new products or new contracts by us or our competitors;

•	actual or anticipated variations in our operating results due to the level of development expenses and other factors;

•	changes in financial estimates by securities analysts and whether our earnings meet or exceed such estimates;

•	conditions and trends in the pharmaceutical and other industries;

•	new accounting standards;

•	general economic, political and market conditions and other factors; and

•	the occurrence of any of the risks described in this prospectus.

Additional Information Concerning OMI

Additional information concerning FDA and other government regulations applicable to OMI’s business, OMI’s office lease, OMI’s significant beneficial stock owners, executive compensation for OMI’s management, a description of OMI’s securities, and financial statements for OMI are included in OMI’s Form 10-KSB for the year ended December 31, 2005, Form 10-QSB for the quarter ended March 31, 2006 and Form 10-QSB for the quarter ended June 30, 2006 filed with the Securities and Exchange Commission, which are incorporated herein by this reference.

ITEM 3.02.	UNREGISTERED SALES OF EQUITY SECURITIES

In connection with OMI’s agreement to acquire the cancer vaccine technology described in Item 1.01 of this Report, OMI has entered into a binding agreement to issue Cedars-Sinai a number of shares of its common stock equal to 8.5% of OMI’s total outstanding shares of common stock on the date of the closing of the technology acquisition and to issue Dr. John Yu a number of shares on OMI’s common stock equal to 34% of OMI’s total outstanding shares of common stock (including shares issuable upon the exercise of certain outstanding options and warrants to purchase OMI common stock) on the date of the closing of the technology acquisition. The consideration for these issuances is described in Item 1.01 of this Report. These shares will be issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933 for offers and sales that do not involve a public offering.

ITEM 5.01.	CHANGES IN CONTROL OF REGISTRANT

Upon the closing of the cancer vaccine technology acquisition described in Item 1.01 of this Report, Dr. John Yu is expected to own approximately 34% of OMI’s outstanding shares of common stock at that time (including shares issuable upon the exercise of certain outstanding options and warrants to purchase OMI common stock) and Cedars-Sinai is expected to own approximately 8% of OMI’s outstanding shares of common stock at that time. Under the terms of this transaction, Dr. John Yu will have the right to serve as a director of OMI and to name two other members of OMI’s board of directors. OMI currently has an authorized number of directors of five. The issuance of the shares to Dr. Yu and his right to serve as a director and to name two other directors may result in a future change in control of OMI. The shareholders of OMI approved the above issuances and Dr. Yu’s right to serve as a director and to name two other directors of OMI by a written consent of a majority of those shareholders.

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Dr. Jacek Rozga resigned as a director of OMI effective as of September 14, 2006.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

Exhibit No.	Description

10.1	Memorandum of Agreement, dated as of September 15, 2006, by and between Cedars-Sinai Medical Center and OMI.*

10.2	Memorandum of Agreement, dated as of September 15, 2006, by and between Dr. John Yu and OMI

*	Certain portions of the exhibit have been omitted based upon a request for confidential treatment filed by the Registrant with the Securities and Exchange Commission. The omitted portions of the exhibit have been separately filed by the Registrant with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Optical Molecular Imaging, Inc.

September 20, 2006	By:	/s/ David Wohlberg
Name: David Wohlberg
Title: President and Chief Operating Officer

Exhibit Index

Exhibit No.	Description

10.1	Memorandum of Agreement, dated as of September 15, 2006, by and between Cedars-Sinai Medical Center and OMI.*

10.2	Memorandum of Agreement, dated as of September 15, 2006, by and between Dr. John Yu and OMI

*	Certain portions of the exhibit have been omitted based upon a request for confidential treatment filed by the Registrant with the Securities and Exchange Commission. The omitted portions of the exhibit have been separately filed by the Registrant with the Securities and Exchange Commission.